PROSPECTUS and	PRICING SUPPLEMENT NO. 33
PROSPECTUS SUPPLEMENT, each	Dated September 4, 2025
Dated May 22, 2023	Registration Statement No. 333-272130
Filed Pursuant to Rule 424(b)(2)

U.S. $11,325,000,000

JOHN DEERE CAPITAL CORPORATION

MEDIUM-TERM NOTES, SERIES I

Due 9 Months or More from Date of Issue

$350,000,000 Floating Rate Senior Notes Due September 11, 2028

The Medium-Term Notes offered hereby will be Floating Rate Notes and senior securities as more fully described in the accompanying Prospectus and Prospectus Supplement and will be denominated in U.S. Dollars.

CUSIP / ISIN:	24422EYG8 / US24422EYG87

Date of Issue:	September 11, 2025

Maturity Date:	September 11, 2028

Principal Amount:	$350,000,000

Interest Rate Basis:	Compounded SOFR

Index Maturity:	Daily

Spread:	+58 basis points

Initial Interest Rate:	Compounded SOFR determined on December 4, 2025 plus the Spread, accruing from and including September 11, 2025 to but excluding the first Interest Payment Date, calculated as described herein

Day Count:	Actual/360, Adjusted

Interest Reset Dates:	Each Interest Payment Date

Interest Determination Dates:	Quarterly, five U.S. Government Securities Business Days preceding each Interest Reset Date

Interest Payment Dates:	Quarterly on the 11th of March, June, September and December, commencing on December 11, 2025 and ending on the Maturity Date

Interest Period:	Each quarterly period from, and including, an Interest Payment Date (or, in the case of the first Interest Period, the Date of Issue) to, but excluding, the next Interest Payment Date (or, in the case of the final Interest Period, the Maturity Date).

Observation Period:	The period from and including five U.S. Government Securities Business Days preceding an Interest Payment Date to but excluding five U.S. Government Securities Business Days preceding the next Interest Payment Date, provided that the first Observation Period shall be from and including five U.S. Government Securities Business Days preceding the Date of Issue to but excluding five U.S. Government Securities Business Days preceding the first Interest Payment Date.

Minimum Interest Rate:	0.000%

Price to Public:	100.000% plus accrued interest, if any, from September 11, 2025

Business Day:	New York and U.S. Government Securities Business Day

Business Day Convention:	Modified Following, Adjusted

Redemption Provisions:	None

Plan of Distribution:	Name	Principal Amount Of Notes
	BofA Securities, Inc.	$350,000,000
	Total	$350,000,000
	The above Agent has agreed to purchase the principal amount of Notes, opposite its name as principal, at a price of 99.875% plus accrued interest, if any, from September 11, 2025.